Exhibit 99.1

AVRA MEDICAL ROBOTICS, INC. UPDATES SHAREHOLDERS AND THE INVESTMENT COMMUNITY WITH RESPECT TO RECENT EVENTS RAISING AVRA’S VISIBILITY IN THE MEDICAL ROBOTICS FIELD

Orlando, Florida – September 21-, 2017 – AVRA Medical Robotics, Inc. (“AVRA”), which is planning to enter the field of medical robotics through the development of an intelligent medical robotic system for skin resurfacing procedures in partnership with the University of Central Florida, today updated its shareholders and the investment community with respect to a number of recent events which have raised AVRA’s visibility in the medical robotics field.

In August 2017, at the request of IBM, AVRA provided them with our medical robotic prototype to appear in one of their IBM Watson commercials. The commercial, which has been filmed and which, in versions supplied to the Company, has the prototype and the AVRA logo visible, is scheduled to air over the next 12 months as part of IBM’s Watson series of commercials.

Secondly, AVRA was invited to present at the Swedish American Life Science Summit (SALSS) held August 23-25, 2017 in Stockholm, Sweden. At SALSS, AVRA placed second as a Rising Star among many other impressive technology companies. AVRA was represented at SALSS by Dr. Nikhil Shah, a member of the Company’s board of directors, Dr. Farhan Taghizadeh, AVRA Chief Medical Officer, and Alen York, a senior advisor to AVRA management.

Finally, AVRA invited by Admiral Michael Cowan, Director of AMSUS, the Society of Federal Health Professionals, to join key medical and governmental organizations, including Intuitive Surgical, and attend a roundtable discussing ways to reduce the number of preventable deaths due to surgical trauma. AVRA was represented at this event, which was held at the Army Navy Club on August 21, 2017 in Washington, DC by Barry F. Cohen, AVRA Chief Executive Officer and Alexandre Clug, AVRA Vice President of Global Business Development.

For further information contact:

Barry F. Cohen
info@avramedical.com

About AVRA Medical Robotics, Inc.

AVRA Medical Robotics, Inc., (“AVRA”) is planning to enter the medical robotics field through the development of an intelligent medical robotic system for skin resurfacing procedures, in partnership with the University of Central Florida (“UCF”). AVRA was organized by a senior leadership team with broad and deep experience in medical research, innovation and development in the medical robotics field. AVRA is concentrating on the growing demand for practical medical robotic devices by developing a platform-independent precision guidance system, applicable to a variety of minimally invasive and non-invasive procedures, with an initial focus on skin resurfacing. The skill and experience of its leadership team is enhanced by the active participation in development of UCF, which is recognized particularly for its work in the area of medical robotics research and design. Moreover, AVRA’s leadership team is also experienced in marketing, chain management, and the implementation of all other aspects of business operations. For more information, please visit www.avramedical.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. We use the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or AVRA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.